EMPLOYMENT AGREEMENT
AGREEMENT by and between ST Shared Services LLC, a Delaware limited liability company, or any successor thereto (“STSS”) and, solely for purposes of Sections 3, 4 and 6, Mallinckrodt plc, a public company with limited liability incorporated in Ireland, or any successor thereto (“Mallinckrodt” and together with STSS solely for Sections 3, 4 and 6, the “Company”) and [EXECUTIVE] (“Executive”), dated as of the [●] of [●], 2020 (the “Effective Date”).
WHEREAS, the Company wishes to continue Executive in its employ on the terms and conditions, and for the consideration, hereinafter set forth, and Executive is desirous of continuing employment with the Company on such terms and conditions and for such consideration.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Employment Period. The Company hereby agrees to continue Executive in its employ, and Executive hereby agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the Employment Period. For purposes of this Agreement, “Employment Period” means the period commencing on the Effective Date and ending on the third anniversary of the date hereof; provided, however, that, commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof, the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate three years from such Renewal Date, unless, at least 60 days prior to the Renewal Date, the Company shall give notice to Executive that the Employment Period shall not be so extended (“Non-Renewal”).
2.Terms of Employment.
(a)Position and Duties.
(i) During the Employment Period, Executive will (A) serve as [POSITION], with such duties and responsibilities as are commensurate with such position, (B) report to [●], and (C) perform his or her services at the Company’s [●] location. Executive acknowledges that he or she may be required to travel in connection with the performance of his or her duties.
(ii) During the Employment Period, Executive agrees to devote his or her full business time, energy and skill to the performance of his or her duties, authorities and responsibilities to the Company; provided that the foregoing will not prevent Executive from engaging in other activities (“Outside Activities”) consistent with Mallinckrodt’s conflict of interest policy (“Conflict Policy”) as in effect from time to time; provided, however, if the Conflict Policy changes during the Employment Period from the Conflict Policy as in effect on the Effective Date and as a result of any such change, the Outside Activities that Executive was engaging in are no longer permissible under the updated Conflict Policy, then Executive shall have three months to cease any such impermissible Outside Activities under the updated Conflict Policy without being in breach of this Agreement or the updated Conflict Policy.
(b)Compensation.
(i) Base Salary. During the Employment Period, Executive will receive an annual base salary (“Annual Base Salary”) of no less than $[●].
(ii) Annual Bonus. Executive will be eligible, for each fiscal year of the Company or portion of a fiscal year ending during the Employment Period, an annual bonus with a target Annual Bonus opportunity not less than [●]% of Annual Base Salary (the “Annual Bonus”). Payment of the Annual Bonus, if any, will be based on the attainment of one or more pre-established performance goals over such performance periods as may be established by Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of Mallinckrodt (the “Board”), and will be pro-rated to the extent that the Annual Bonus relates to a performance period that is less than one year. Achievement of such pre-established performance goals and the Annual Bonus amount, if any, will be determined at the end of each applicable performance period in the discretion of the Compensation Committee. Any Annual

Bonus earned with respect to a particular performance period will be paid no later than 75 days following the end of the performance period.
(iii) Other Benefits. During the Employment Period, Executive will be eligible for participation in the welfare and other benefit plans, practices, policies and programs, as may be in effect from time to time, for senior executives of the Company generally.
(iv) Expenses. During the Employment Period, Executive will be entitled to receive reimbursement for all reasonable, documented business expenses incurred by Executive in accordance with the performance of Executive’s duties under this Agreement.
3.Termination of Employment.
(a)Death or Permanent Disability. Executive’s employment will terminate automatically upon Executive’s death during the Employment Period. If the Company determines in good faith that the Permanent Disability (as defined below) of Executive has occurred during the Employment Period, it may provide Executive with written notice in accordance with Section 7(e) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company will terminate effective on the 30th day after receipt of such notice by Executive (the “Permanent Disability Effective Date”); provided that, within the 30 days after such receipt, Executive will not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Permanent Disability” means Executive’s permanent and total incapacity from engaging in any employment for the Company for physical or mental reasons. A Permanent Disability will be deemed to exist if Executive meets the requirements for disability benefits under (i) the Company’s long-term disability plan or (ii) the social security law then in effect.
(b)Cause. The Company may terminate Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” means Executive’s:
(i) substantial failure or refusal to perform duties and responsibilities of his or her job at a satisfactory level as required by the Company or a Company subsidiary, other than due to Permanent Disability;
(ii) a material violation of any fiduciary duty or duty of loyalty owed to the Company or a subsidiary;
(iii) conviction of a misdemeanor (other than a traffic offense) or felony;
(iv) fraud, embezzlement or theft;
(v) violation of a material rule or policy of the Company or a Company subsidiary;
(vi) unauthorized disclosure of any trade secret or confidential information of the Company or a Company subsidiary; or
(vii) other egregious conduct that has or could have a serious and detrimental impact on the Company or a Company subsidiary and its employees.
Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board, or if Mallinckrodt is not the ultimate parent corporation and is not publicly-traded, the board of directors of the ultimate parent of Mallinckrodt (the “Applicable Board”), or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall has been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding Executive, if Executive is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, Executive is guilty of the conduct described in Section 3(b), and specifying the particulars thereof in detail. Termination of Executive’s employment in connection with or following a Corporate Transaction (as defined in Section 3(g) below) after which Executive was offered an Alternate Position (as defined in Section 3(g) below) will not be considered a termination without Cause for any purposes of this Agreement.
(c)Good Reason. Executive’s employment may be terminated by Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” means any resignation or termination of employment by Executive that is not initiated by the Company and that is caused by any one or more of the following events that occurs, without Executive’s written consent, during the period (the “Change in Control Period”) beginning on the date of a Change in Control (as defined below) and ending two years after the date of such Change in Control (each, a “Good Reason Resignation”):
(i) the assignment to Executive of any duties inconsistent in any material respect with Executive’s authority, duties or responsibilities as in effect immediately prior to the Change in Control;
(ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report as in effect immediately prior to the Change in Control;
(iii) a material change in the geographic location at which Executive must perform services to a location which is more than 50 miles from Executive’s principal place of business immediately prior to the Change in Control;
(iv) a material reduction in Executive’s compensation and benefits, taken as a whole, as in effect immediately prior to the Change in Control;
(v) the Company’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Company’s obligations to Executive under this Agreement; or
(vi) a material diminution in the budget over which Executive retains authority.
Notwithstanding the foregoing, Executive will be considered to have a Good Reason Resignation only if (x) Executive provides written notice to the Company specifying in reasonable detail the event upon which Executive is basing such Good Reason within ninety (90) days after the occurrence of such event, (y) the Company fails to cure such event within thirty (30) days after its receipt of such notice, and (z) Executive terminates employment within sixty (60) days after the expiration of such cure period.
(d)Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, will be communicated by Notice of Termination to the other party hereto given in accordance with Section 7(e). “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined herein) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination will be not more than 30 days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(e)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Permanent Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, (iv) if Executive’s employment is terminated by reason of death or Permanent Disability, the date of Executive’s death or the Permanent Disability Effective Date, as the case may be, and (v) if Executive’s employment is terminated by the Company as a result of a Non-Renewal, the end of the Employment Period. Notwithstanding the foregoing, in no event will the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place will be the “Date of Termination.”

(f)Change in Control. “Change in Control” means the first to occur of any of the following events:
(i) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding for this purpose, (A) Mallinckrodt or any majority owned subsidiary or (ii) any employee benefit plan of Mallinckrodt or any subsidiary (or any person or entity organized, appointed or established by Mallinckrodt for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of Mallinckrodt), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of Mallinckrodt representing more than 30% of the combined voting power of Mallinckrodt's then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by Mallinckrodt; or
(ii) persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least 50% of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80% by value of the assets of Mallinckrodt (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of Mallinckrodt immediately prior to such Business Combination beneficially own directly or indirectly more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns Mallinckrodt or all or substantially all of Mallinckrodt's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or
(iv) a complete liquidation or dissolution of Mallinckrodt.
Any payment of deferred compensation subject to Section 409A of the Code that is to be made under this Agreement other than an Annual Performance Bonus upon the occurrence of a Change in Control or any change in the timing and/or form of such payment as a direct result of a Change in Control (including payments made upon a specified date or event occurring after a Change in Control) shall not be made, or such change in timing and/or form shall not occur, unless such Change in Control is also a “change in ownership or effective control” of Mallinckrodt within the meaning of Code Section 409A(a)(2)(A)(v) and applicable regulations and rulings thereunder and such pay extent required to prevent Executive from incurring tax penalties under Section 409A of the Code in respect of payments
(g)Alternative Position. “Alternative Position” means the opportunity to continue employment with the Company, any Subsidiary or any successor to the Company or a Subsidiary following a Change in Control or a sale of stock or assets of the Company or Subsidiary, a joint venture or a sale, divestiture or outsourcing of a business unit or function, or other transaction involving Executive’s employer or substantial job functions (a “Corporate Transaction”):
(i) is not more than 50 miles each way from the location in which Executive worked, and in the position Executive held, immediately before the Corporate Transaction; and

(ii) provides the Executive with compensation and benefits, taken as a whole, as in effect immediately prior to the Corporate Transaction.
The Board has the exclusive discretionary authority to determine whether a position or is an Alternative Position.
4.Obligations of the Company upon Termination.
(a)Obligations of the Company upon an Involuntary Termination at any Time Other than During a Change in Control Period. If, during the Employment Period, but outside of the Change in Control Period, the Company terminates Executive’s employment without Cause (excluding a termination due to death or Permanent Disability) (an “Involuntary Termination”), the Company will provide Executive the following severance benefits, subject to, except with respect to Section 4(a)(i), Executive’s compliance with Section 4(f):
(i) Notice Pay. Executive will receive at least thirty (30) calendar days’ notice as a notice period (the “Notice Period”). In the event that the Company determines Executive’s last day of work will be prior to the end of his or her Notice Period, Executive will be entitled to pay in lieu of notice for the balance of such Notice Period (“Notice Pay”). Notice Pay paid to Executive will be in addition to, and will not be offset against, any severance benefits Executive may be entitled to receive under this Section 3(f). However, the Notice Period will run concurrently with, and not in addition to, any notice period required under local, state or federal law. If Executive does not sign, or revokes, prior to the expiration of the applicable revocation period, his or her signature on, a Release (as defined below), Executive will only be eligible for Notice Pay. Unless otherwise permitted by the applicable plan documents or laws, Executive will not be eligible to apply for short-term disability, long-term disability and/or workers’ compensation during the Notice Period, or anytime thereafter. Notice Pay will be paid in a lump sum within thirty (30) days following the Date of Termination.
(ii) Severance Payment. Executive shall receive a single lump sum payment equal to the product of (A) the sum of his or her Annual Base Salary and Average Annual Bonus (as defined below) multiplied by [two (2)] [one and a half (1.5)], net of deductions and tax withholdings, as applicable (the “Severance Payment”). The Severance Payment shall be made on the Company’s first regular payroll date following the Release Effective Date (as defined below). If Executive was not employed with the Company for at least one full year prior to the Date of Termination, Executive’s Severance Payment shall be reduced by 50%. For purposes of this Agreement, Executive’s “Average Annual Bonus” means the average of the actual bonuses paid (excluding any amounts paid pursuant to the 2020 Key Employee Incentive Program attributable to the component of the award intended to replace Executive’s previously approved target long-term equity incentive opportunity) to Executive pursuant to The Mallinckrodt Annual Incentive Plan, the Global Bonus Plan, and/or the 2020 Key Employee Incentive Program (except as expressly excluded above) during the three Company fiscal years that immediately precede Executive’s Date of Termination. If Executive has not been employed by the Company for a period during which such Executive was paid three full annual bonuses prior to the Date of Termination, the Average Annual Bonus shall be calculated by dividing the total of the actual bonuses paid (subject to the exclusions noted above) to the Executive by the number of full months worked by Executive during the years for which such actual bonuses were paid, and multiplied by twelve.
(iii) Pro-rata Bonus. Executive may be eligible for a cash payment under the Global Bonus Plan equal to such Executive’s pro-rated Annual Bonus for the plan year in which the Date of Termination occurs.
(iv) Medical, Dental and Health Care Reimbursement Account Benefits. Executive (and his/her spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the Company’s medical and dental plans as required by and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder (“COBRA”).. The Company shall provide COBRA coverage only if such coverage is timely elected by Executive or other qualified beneficiary (as defined by COBRA). In addition, if Executive is enrolled in medical, dental and/or coverage as of the Date of Termination, Executive shall receive a single lump sum payment equal to the Employer COBRA Premium (as defined below) multiplied by eighteen (18), net of deductions and tax withholdings, as applicable, regardless of whether Executive timely elects COBRA coverage. The “Employer COBRA Premium” shall be an amount equal to the difference between (A) the monthly applicable COBRA premium in effect on the Date of Termination for the medical, dental, vision and EAP plan options in which Executive (and his/her spouse, domestic partner or child(ren), as applicable) is enrolled on such date, and (B) the monthly premium paid for such coverage(s) by Executive as of the Date of Termination. Such cash payment shall be made on the Company’s first regular payroll date following the Release Effective Date. COBRA coverage will cease upon the earlier of (i) the expiration of the maximum period required under COBRA; (ii) the Participant’s failure to pay the required premium within the applicable time period; (iii) the Participant’s termination of COBRA coverage; or (iv) the occurrence of an event that, pursuant to COBRA, permits the earlier termination of COBRA coverage.
(v) Equity Awards. Except as otherwise provided in Section 4(a)(v)(A) through (C) below, all equity awards relating to ordinary shares of the Company that are held by Executive as of his or her Date of Termination will be treated in accordance with the terms and conditions of the applicable plan and award agreement under which such awards were granted.
(A) Stock Options. All stock options held by Executive as of the Date of Termination which would have vested and become exercisable during the twelve (12)-month period occurring immediately after the Date of Termination will accelerate and become immediately vested and exercisable on as of the Release Effective Date , unless the applicable option agreement provides for more favorable vesting treatment. All outstanding stock options held by Executive that are vested and exercisable as of the Date of Termination (including options that vest and become exercisable pursuant to the provisions of this Section 4(a)(v)(A) or Section 4(a)(v)(C) below in the case of Normal Retirement) will be exercisable for the greater of (x) the period set forth in applicable option agreement for exercise post-termination of employment, or (y) twelve (12) months after the Date of Termination. In no event, however, will an option be exercisable beyond its original expiration date. If Executive dies, the terms and conditions of the applicable option agreement will govern.
(B) Restricted Stock, Restricted Units and Performance Units. All unvested restricted stock and restricted units held by Executive as of such Date of Termination which would have vested during the twelve (12)-month period occurring immediately after the Date of Termination will accelerate and become immediately vested as of the Release Effective Date, unless the applicable equity agreement provides for more favorable vesting treatment. All other unvested restricted stock and restricted units held by Executive as of the Date of Termination will be forfeited as of the Date of Termination. All unvested performance units held by Executive as of the Date of Termination that would have vested during the twelve (12)-month period occurring immediately after the Date of Termination will vest at the completion of the performance period and will be awarded based on certified performance results. All other performance units held by Executive as of the Date of Termination will be forfeited as of the Date of Termination.
(C) Early Retirement and Normal Retirement Eligibility. Notwithstanding the provisions of Section 4(a)(v)(A) and (B), if Executive satisfies the Release Condition (as defined below) and begins receiving severance benefits hereunder and would satisfy the requirements for Early Retirement or Normal Retirement (as such terms are defined in the applicable award agreement) set forth in a non-qualified stock option, restricted unit or performance unit award agreement covering ordinary shares of the Company at any time during the period beginning on the Date of Termination and ending twenty-four (24) months later (such period, the “Post-Termination Period”) solely by reason of attaining the requisite age set forth in the applicable award agreement during such Post-Termination Period, then all such non-qualified stock option, restricted unit and performance unit awards will vest in accordance with the terms and conditions of the applicable award agreement by treating Executive as if Executive had satisfied the age and service requirement for Early Retirement or Normal Retirement, as applicable, under the applicable award agreement on the Date of Termination; provided, however that, solely with respect to non-qualified stock options, if Section 4(a)(v)(A) provides more favorable treatment than this Section 4(a)(v)(C) (as would be the case if Early Retirement treatment applied), the more favorable provision will apply. If Executive dies, the terms and conditions of the applicable award agreement will govern.
(vi) Outplacement Services. The Company will pay the cost of outplacement services for Executive at the level and outplacement agency that the Company regularly uses for such purpose for similar level executives; provided, however, that the period of outplacement will not exceed twelve (12) months after the Date of Termination or, if earlier, the date of Executive’s death.
(b)Involuntary Termination or Termination by Executive for Good Reason During the Change in Control Period. If, during a Change in Control Period that occurs during the Employment Period, Executive incurs an Involuntary Termination or Executive resigns for Good Reason, the Company will provide Executive the severance payments and benefits set forth in Section 4(a); provided, however, that for purposes of Section 4(a)(v) Executive shall be vested in full as of the Release Effective Date in all unvested stock options, restricted stock and restricted stock units held by Executive as of his or her Date of Termination which are subject solely to time-vesting requirements and all unvested restricted stock and restricted stock units held by Executive as of his or her Date of Termination which are subject in whole or part to performance-based vesting provisions will accelerate and become vested if and to the extent that the Committee determines in its sole discretion that the applicable performance-vesting requirements have been or will be attained, or would have been attained during the applicable performance period in the ordinary course but for the Change in Control and Executive’s termination under Section 4(b).
(c) Voluntary Termination by Executive or Termination for Death or Permanent Disability. If Executive’s employment terminates on account of Executive’s (i) resignation from the Company for any reason (other than for Good Reason during the Change in Control Period), (ii) death or (iii) Permanent Disability, then Executive will not be entitled to receive any severance benefits or payments provided under this Agreement; provided, however, that Executive will be entitled to those benefits (if any) as may be available under the Company’s benefit plans and policies in effect at the time of such termination of employment, including any rights to accelerated vesting in any stock options, restricted stock units or performance share units following a Change in Control.
(d)Termination by the Company for Cause. If Executive’s employment terminates on account of termination by the Company for Cause (in accordance with the procedure set forth in Section 3(b)), Executive will not be entitled to receive severance benefits under this Agreement and will be entitled only to those benefits that are required to be provided to Executive by applicable law. Notwithstanding any other provision of this Agreement to the contrary, if the Company determines (in accordance with the procedure set forth in Section 3(b)), at any point during the Post-Termination Period, that Executive engaged in conduct that constitutes Cause, any severance benefits payable to Executive will cease immediately, and Executive will be required to return to the Company any severance benefits that were provided to Executive before such determination. The Company may withhold providing severance benefits pending resolution of an inquiry that could lead to a finding that Executive engaged in conduct that constitutes Cause. Any such severance benefit that is withheld and subsequently is determined to be due will be provided to Executive within ninety (90) days after the date of the final and binding resolution.
(e)Reduction of Severance Benefits. With respect to amounts paid in satisfaction of any severance benefits provided by this Agreement that are not subject to Code Section 409A and the regulations promulgated thereunder, the Company reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by Executive or the value of Company property that Executive has retained in his or her possession; provided, however, that such deductions cannot exceed $5,000 in the aggregate in any Company fiscal year. Other than as set forth in this Section 3(f), in the event of an Involuntary Termination or a Termination for Good Reason, the Company will have no further obligation to Executive under this Agreement.
(f)Separation Agreement and General Release; Compliance with Restrictive Covenants. The Company’s obligations to make payments under Section 3(f) of this Agreement is conditioned on Executive executing and delivering (and not revoking during the applicable revocation period) a separation agreement and general release in substantially the form annexed hereto as Exhibit A not later than sixty (60) days following the Date of Termination (the “Release Condition” and the effective date of such release being , the “Release Effective Date”) and Executive’s continued compliance with the Restrictive Covenants described in Section 5 below. In the event that Executive does not satisfy the Release Condition or violates the Restrictive Covenants, the Company may require Executive to repay any amounts previously provided to him or her pursuant to this Section 3(f).
5.Restrictive Covenants. Executive is a party to a Non-Competition, Non-Solicitation, and Confidentiality Agreement with the Company (the “Restrictive Covenant Agreement”) and hereby reaffirms all covenants that are contained therein. The terms of the Restrictive Covenant Agreement are incorporated herein by reference.
6.Limitation on Benefits.
(a)Notwithstanding anything in this Agreement to the contrary, if it is determined that the payments or distributions by the Company or its subsidiaries to or for the benefit of Executive (whether paid or provided pursuant to the terms of this Agreement or otherwise) which are contingent on a change in control of the Company (within the meaning of Section 280G(b)(2)(A)(i) of the Code) would be nondeductible by the Company or any Company subsidiary for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of the benefits provided to Executive under this Agreement (benefits provided to Executive under this Agreement are hereinafter referred to as “Payments”) shall be reduced to the Reduced Amount (as defined below) if the net after tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) provided to Executive after application of the reduction is greater than the net after-tax benefit (after taking into account federal, state, local or other income, employment, self-employment and excise taxes) to which Executive would otherwise be entitled from the receipt of Payments in their entirety and without application of any reduction. For this purpose, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any payments to Executive which are contingent upon a change in control of the Company to be nondeductible by the Company or Employer because of Section 280G of the Code. Present value shall be determined in accordance with Section 280G(d)(4) of the Code.
(b)All determinations required to be made under this Section 6 shall be made by an accounting firm selected by the Company before the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination or such earlier time as requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five (5) business days of the determination by the Accounting Firm as to any determination required to be made under this Section 6, the Company shall provide to Executive such severance benefits as are then due to Executive in accordance with the rights afforded under this Agreement.
(c)If Payments are to be reduced, then such Payments shall be reduced in a manner which maximizes the aggregate value of the Payments. If (i) any Payments would be treated as paid pursuant to a nonqualified deferred compensation plan (within the meaning of Code Section 409A(d)(1)); (ii) Payments are required to be reduced pursuant to this Section 6; and (iii) Payments are to be paid on separate payment dates, then any reduction shall be applied to Payments that are first payable to Executive.
(d)The Reduced Payment shall be effected by reducing or eliminating Executive’s Payment or Payments (or portion(s) thereof), until no portion of such Payments is rendered nondeductible by application of Section 280G of the Code, in the following order: (i) the portion denominated and payable in cash (other than 24(c) Payments, as defined below), such as severance; (ii) the portion payable in-kind, such as insurance coverage, or in cash as a reimbursement, such as for outplacement, legal fees, or moving expenses (other than 24(c) Payments); (iii)

the portion of equity-based compensation, including stock options and stock appreciation rights or similar rights, that are not 24(c) Payments, including such compensation subject to the achievement of performance-based objectives; and (iv) the portion of 24(c) Payments, such as equity-based compensation or any other Payment.
(e)The Company has full discretionary authority to determine which Payments to reduce within each of the four categories described above in the preceding sentence. The Company cannot, however, reduce Payments in one category unless all Payments in the preceding category have been eliminated. A “24(c) Payment” is any Payment permitted to be valued under Treas. Reg. Section 1.280G-1, Q&A 24(c), or any successor provision, promulgated under Code Section 280G.
7.Miscellaneous.
(a)Indemnification. The Company will indemnify Executive to the maximum extent permitted under applicable law and that certain Deed of Indemnification by and between Mallinckrodt and Executive, dated as of [●] (the terms of which are incorporated herein by reference), for acts taken within the scope of his or her employment and his or her service as an officer or director of the Company. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.
(b)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of [New Jersey][Missouri], without reference to principles of conflict of laws.
(c)Interpretation. The captions of this Agreement are not part of the provisions hereof and will have no force or effect.
(d)Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(e)Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Executive:  At the most recent address
 on file at the Company.

If to the Company:  ST Shared Services LLC
675 McDonnell Blvd.
Hazelwood, Missouri 63042
Attention: Chief Human Resources Officer
Facsimile: [●]
or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.
(f)Section 409A.
(i) Notwithstanding any other provision of this Agreement to the contrary, if required by Code Section 409A, no cash-based severance benefits provided pursuant to Section 4 will be paid to Executive if Executive is designated as a “specified employee” under Code Section 409A by the Compensation Committee during the six (6)-month period after the Date of Termination (or such other period as may be required by Code Section 409A) (the “Postponement Period”). If the previous sentence applies, then the payment of severance benefits will commence after expiration of the applicable Postponement Period and any amounts that would have been paid during the Postponement Period but for the previous sentence will be paid in a single lump sum within thirty (30) days after the end of such Postponement Period. If Executive dies during the Postponement Period, however, amounts withheld pursuant to this Section 7(f)(i) will be paid to Executive’s estate no later than the earlier of sixty (60) days after Executive’s death or thirty (30) days after the end of the Postponement Period.

(ii) The cash severance payable pursuant to this Agreement is intended to provide certain benefits that meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. Notwithstanding any other provision of this Agreement to the contrary, if required by Code Section 409A, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A. For purposes of Code Section 409A, each individual payment that constitutes part of the salary continuation benefits will be treated as a separate payment from any other such payment. All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement, or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may Executive designate the year of payment for any amounts payable under this Agreement. Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Code Section 409A be transferred from Executive or any other individual to the Company or any of its affiliates, employees or agents pursuant to the terms of this Agreement or otherwise.
(g)Successors.
(i) This Agreement is personal to Executive and, without the prior written consent of the Company, will not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s legal representatives.
(ii) This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.
(iii) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
(h)Validity/Enforceability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.
(i)Tax Withholdings. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.
(j)Waiver. Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(k)Dispute Resolution. Any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement or any aspect of Executive’s employment with the Company or the termination of that employment will be finally settled by binding arbitration in [St. Louis, Missouri][New York, New York] administered by the American Arbitration Association under its Rules for the Resolution of Employment Disputes; provided, however, that with respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 5 of this Agreement, the Company will have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security. Each of Executive and the Company will bear its own legal expenses and will share the arbitration costs equally.
(l)Exclusive Severance Obligations. Executive waives all rights to severance and participation in the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives, or any other severance plan of the Company, and any rights Executive has to severance upon termination of employment shall be exclusively governed by this Agreement.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[EXECUTIVE]

________________________________

ST SHARED SERVICES LLC

By
Name:
Title:

And solely for purposes of Sections 3, 4 and 6:
MALLINCKRODT PLC

By
Name:
Title:

Exhibit A
Form of Release